FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Third Quarter 2013 Results

OLD BRIDGE, New Jersey—November 14, 2013—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the third quarter and nine months ended September 30, 2013.

Net sales decreased $1,787,000 or 20.8%, to $6,823,000 in the third three months of 2013 from $8,610,000 in the third three months of 2012.  Net loss for the three months ended September 30, 2013 was $(688,000) or $(0.11) per share, compared to earnings of $91,000 or $0.01 per share for the comparable period in 2012.

Sales of digital video headend products were $2,901,000 and $4,246,000, sales of HFC distribution products were $1,066,000 and $1,516,000 and sales of contract manufactured products were $772,000 and $538,000 in the third three months of 2013 and 2012, respectively.

For the nine month period ended September 30, net sales decreased $2,233,000, or 9.7%, to $20,688,000 in 2013 from $22,921,000 in 2012.  Net loss for the nine months ended September 30, 2013 was $(1,830,000) or $(0.29) per share, compared to $(1,972,000) or $(0.32) per share for the comparable period in 2012.

Sales of analog video headend products were $4,250,000 and $5,238,000, digital video headend products were $9,309,000 and $10,720,000, HFC distribution products were $3,302,000 and $3,962,000 and contract manufactured products were $2,802,000 and $1,684,000 in the first nine months of 2013 and 2012, respectively.

Commenting on the third quarter 2013, Chairman and Chief Executive Officer James A. Luksch noted, “Our third quarter performance remains disappointing.  Our sales efforts continue to be on track but as stated in previous releases, are taking longer to close.  We are also feeling the impact of manufacturing efficiencies which is causing our gross margin to be reduced in the current period, with the expectation that the margins will improve in future quarters.”

“The efforts we have made in negotiating with customers for significant orders of our equipment are getting closer to being realized.  We expect that our performance in the fourth quarter 2013 and the first quarter 2014 will be improved when compared to the prior several quarters” Mr. Luksch continued.

Conference Call Reminder
Details of the live teleconference and webcast are as follows:
•	Date: Thursday, November 14, 2013
•	Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
•	Investor Dial-in (US & Canada Toll-Free): 877-407-8033
•	Live Webcast: http://goo.gl/lglO1H

The teleconference replay can be accessed until February 14, 2014, by dialing 877-660-6853 and using conference ID # 13572860. The webcast link will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of Cable Television Communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2012 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012

Net sales	$6,823	$8,610	$20,688	$22,921
Gross profit	2,273	3,314	7,213	7,828
Earnings (loss) from operations	(624)	176	(1,620)	(1,716)
Net earnings (loss)	$(688)	$91	$(1,830)	$(1,972)
Basic and diluted net earnings (loss) per share	$(0.11)	$0.01	$(0.29)	$(0.32)
Basic and diluted weighted average shares outstanding	6,216	6,216	6,216	6,216

Consolidated Summary Balance Sheets
(in thousands)
                   (unaudited)
	September 30, 2013	December 31, 2012

Current assets	$13,158	$15,956
Property, plant, and equipment, net	3,766	4,009
Total assets	22,908	26,303
Current liabilities	3,920	5,485
Long-term liabilities	3,989	4,193
Stockholders’ equity	14,999	16,625

Total liabilities and stockholders’ equity	$22,908	$26,303